Exhibit 99.1

FOR IMMEDIATE RELEASE:

JAVELIN PHARMACEUTICALS REPORTS

FIRST QUARTER 2006 RESULTS

CAMBRIDGE, MA, May 15, 2006 / PRNewswire-FirstCall / -- Javelin Pharmaceuticals, Inc. (OTC Bulletin Board: JVPH.OB - News) today reported its unaudited financial results for the first quarter ended March 31, 2006.

Daniel B. Carr, M.D., Javelin’s Chief Executive Officer and Chief Medical Officer commented, “Javelin made significant strides in Q1 achieving key milestones for our product candidates. As previously announced, we have held an end-of-Phase II meeting for RylomineTM. We will soon begin pivotal Phase III clinical programs in the U.S. for both RylomineTM and DylojectTM. We have continued to advance our European commercialization strategy for DylojectTM, following our filing for its European marketing authorization approval. These products are central to our growth strategy and achieving these milestones positions Javelin for continued success.”

Financial and corporate highlights for the period ending March 31, 2006

•	Ended the first quarter with $32.3 million in cash using approximately $1 million to fund operations in the first quarter.
•	Increased net loss to approximately $2 million or $0.05 per share in the first quarter of 2006 from $1.8 million or $0.07 per share in the first quarter of 2005.
•
Appointed two key executives: Stephen Tulipano, CPA as Chief Financial Officer, announced on April 24, 2006, and David Bernstein, Esq. as General Counsel and Chief Intellectual Property Counsel, announced on April 12, 2006.

•	Reported non-cash stock based compensation expense of $449,000, in line with the adoption of Statement of Financial Accounting Standard 123(R) as of January 1, 2006.
•	Received a settlement of $600,000 related to litigation with West Pharmaceuticals.

Financial Performance

For the first quarter ended March 31, 2006, Javelin incurred approximately $3 million in operating expenses, partially offset by the $600,000 settlement discussed above and approximately $316,000 in interest income in the quarter.

Research and development expenses for the first quarter of 2006 were $1.3 million compared to $1.1 million in the first quarter of 2005. Total research and development expense increased in the first quarter of 2006 compared to the first quarter of 2005 due to increases in the number of full-time employees, consulting and clinical manufacturing expenses, and expensing employee stock option awards. These expenses were partially offset by a temporary decrease in clinical trial expenditures as the Rylomine™ and Dyloject™ development programs each neared completion of Phase II testing.

- more -

Javelin News

General and administrative expenses were $1.7 million in the first quarter of 2006 compared to $1 million for the first quarter of 2005. The increase was mainly due to expensing employee stock option awards, the addition of executive and managerial personnel, and higher consultant expenses.

Stephen Tulipano, Javelin’s Chief Financial Officer, indicated “We expect our R&D and G&A expenses to increase further as we move two of our lead products into Phase III testing, and continue to build organizational infrastructure in line with our strategic development plan.”

At the end of March 31, 2006, Javelin reported cash and cash equivalents totaling $32.3 million. Javelin estimates its cash use to be approximately $900,000 per month to fund operations for the remainder of 2006.

Clinical Program Highlights for the First Quarter of 2006

•	Announced results from two Phase II clinical trials:
o	On January 23, 2006, Javelin announced preliminary results from a Phase IIb study demonstrating Dyloject™ relieves postoperative pain faster than Ketorolac.
o	On May 1, 2006, Javelin announced initial results of a pilot Phase II study of intranasal ketamine in postoperative orthopedic pain.

•	Presented data from two Phase II clinical programs at professional and academic meetings:
o	On February 23, 2006, Javelin presented intranasal morphine safety and efficacy data at the American Academy of Pain Medicine Annual Meeting.
o	On May 4, 2006 Javelin presented positive Rylomine™ Phase II clinical trial data at the American Pain Society Annual Meeting.

- Financials follow -

Javelin News

JAVELIN PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

Consolidated Statements of Operations

	Quarter Ended March 31
	2005	2006
Revenues:
Government grants and contracts	$367,999	$82,408
Operating expenses:
Research and development	1,126,974	1,324,101
General and administrative	1,020,683	1,688,451
Depreciation and amortization	10,172	10,859
Total operating expenses	2,157,829	3,023,411
Operating loss	(1,789,830)	(2,941,003)
Other income (expense):
Interest expense	-	(47)
Interest income	-	315,798
Other income	-	600,000
Total other income (expense)	-	915,751
Net loss attributable to common stockholders	($1,789,830)	($2,025,252)
Net loss per share attributable to common stockholders
Basic and diluted	$(0.07)	$(0.05)
Weighted average shares	25,399,392	40,177,937

- more -

Javelin News

JAVELIN PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

Consolidated Balance Sheets

	December 31,	March 31,
	2005	2006
Assets:
Cash and cash equivalents	$33,307,449	$32,290,069
Other current assets	917,459	360,611
Fixed assets, at cost, net of accumulated depreciation	161,866	156,305
Other assets	52,188	52,188
Total assets	$34,438,962	$32,859,173

Liabilities:
Total current liabilities	$1,237,019	$1,233,360
Stockholders’ equity:
Common stock	40,404	40,404
Additional paid-in capital	95,355,368	95,250,734
Unearned compensation	(553,756)	0
Deficit accumulated during the development stage	(61,640,073)	(63,665,325)
Total stockholders’ equity	33,201,943	31,625,813
Total liabilities and stockholders’ equity	$34,438,962	$32,859,173

- more -

Javelin News

About Javelin Pharmaceuticals, Inc.

Headquartered in Cambridge, MA, Javelin is a specialty pharmaceutical company applying innovative, proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For more information about Javelin, please visit www.javelinpharmaceuticals.com.

* * *

Forward Looking Statement

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

Contacts: June Gregg Javelin Pharmaceuticals, Inc. (212) 554-4550 jgregg@javelinpharmaceuticals.com	Bryan Murphy LaVoie Group (781) 596-0200 X105 bmurphy@lavoiegroup.com

# # #